Exhibit 99.1

EPR PROPERTIES REPORTS FIRST QUARTER 2018 RESULTS
Company Reports Record Quarterly Revenue and Increases 2018 Earnings Guidance

Kansas City, MO, May 8, 2018 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2018.

Three Months Ended March 31, 2018

•	Total revenue was $155.0 million for the first quarter of 2018, representing a 20% increase from $129.1 million for the same quarter in 2017.

•
Net income available to common shareholders was $23.5 million, or $0.32 per diluted common share, for the first quarter of 2018 compared to $48.0 million, or $0.75 per diluted common share, for the same quarter in 2017.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the first quarter of 2018 was $61.0 million, or $0.82 per diluted common share, compared to $73.9 million, or $1.15 per diluted common share, for the same period in 2017.

•
FFO as adjusted (a non-GAAP financial measure) for the first quarter of 2018 was $94.0 million, or $1.26 per diluted common share, compared to $76.5 million, or $1.19 per diluted common share, for the same quarter in 2017, representing a 6% increase in per share results.

“In the first quarter, we delivered record revenues and have increased our earnings guidance for the year,” stated Company President and CEO Greg Silvers. “We are also effectively executing on our strategy of recycling capital to fund our investments. To that end, subsequent to the end of the quarter, we realized a very attractive yield from the Boyne mortgage repayment due to the upside consideration we included as part of the deal structure.  We remain focused on disciplined capital allocation by recycling capital within our portfolio to pursue accretive investments.”
A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2018		2017
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$61,024	$0.82	$73,894	$1.15
Costs associated with loan refinancing or payoff	31,943	0.43	5	—
Transaction costs	609	0.01	57	—
Termination fee included in gain on sale	—	—	1,920	0.03
Deferred income tax expense	428	0.01	634	0.01
Impact of Series C and Series E dilution	—	(0.01)	—	—
FFO as adjusted available to common shareholders	$94,004	$1.26	$76,510	$1.19

Dividends declared per common share		$1.08		$1.02
FFO as adjusted available to common shareholders payout ratio		86%		86%

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at March 31, 2018:

•
The Entertainment segment included investments in 149 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 11 family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 13.2 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 25 ski areas, 20 attractions, 31 golf entertainment complexes and ten other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 65 public charter schools, 67 early education centers and 14 private schools. The Company’s portfolio of owned education properties consisted of 4.7 million square feet and was 98% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Resorts World Catskills casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 21.0 million square feet and was 99% leased. As of March 31, 2018, the Company also had a total of $249.9 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended March 31, 2018 totaled $108.6 million, and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended March 31, 2018 totaled $25.5 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers, as well as a $7.5 million megaplex theatre acquisition.

•
Recreation investment spending during the three months ended March 31, 2018 totaled $62.0 million, including investment spending on build-to-suit development of golf entertainment complexes and attractions, redevelopment of ski areas, a $7.8 million acquisition of a recreation facility and an investment of $10.3 million in a mortgage note secured by one other recreation facility.

•
Education investment spending during the three months ended March 31, 2018 totaled $21.1 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $8.4 million on two early education center acquisitions.

On February 16, 2018, a borrower exercised its put option to convert its mortgage note agreement, totaling $142.9 million and secured by 28 education facilities including both early education and private school properties, to a lease agreement. As a result, the Company recorded the rental property at the carrying value, which approximated fair value, of the mortgage note on the conversion date and allocated this cost on a relative fair value basis. The properties are leased pursuant to a triple-net master lease with a 23-year remaining term.

Capital Recycling

On May 7, 2018, Boyne USA, Inc. (Boyne) purchased seven resort and attraction assets from Och-Ziff Real Estate (OZRE). These properties partially secure the Company’s mortgage note receivable due from OZRE with a carrying value of $249.2 million at March 31, 2018. Following the acquisition by Boyne, OZRE made a partial prepayment to the Company of approximately $175.4 million on this mortgage note receivable, leaving a carrying value of approximately $73.8 million that is secured by the remaining six ski properties. In connection with the partial prepayment of this note, the Company will recognize a prepayment fee totaling approximately $45.0 million during the second quarter of 2018.
Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.80x at March 31, 2018. This ratio was outside of the Company's targeted range of 4.6x to 5.6x for this measure, however, the Company has reduced its net debt subsequent to March 31, 2018 in conjunction with the OZRE partial prepayment described above and anticipates additional dispositions over the remainder of 2018. These dispositions are expected to have the impact of reducing this ratio.
The Company had $24.5 million of unrestricted cash on hand and $570.0 million outstanding under its $1.0 billion unsecured revolving credit facility at March 31, 2018.

On February 28, 2018, the Company redeemed all of its outstanding 7.75% Senior Notes due July 15, 2020. The notes were redeemed at a price equal to the principal amount of $250.0 million plus a premium calculated pursuant to the terms of the indenture of $28.6 million, together with accrued and unpaid interest of $2.3 million. In connection with the redemption, the Company recorded a non-cash write off of $3.3 million in deferred financing costs. Additionally, the Company prepaid in full a mortgage note payable totaling $11.7 million with an annual interest rate of 6.19%, which was secured by one theatre property. Subsequent to these transactions, the Company has no debt maturities until 2022.

Subsequent to March 31, 2018, the Company issued $400.0 million in senior unsecured notes due April 15, 2028. The notes bear interest at an annual rate of 4.95%. The Company used the net proceeds from the note offering to pay down its unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2018 totaling $1.08 per common share. This dividend represents an annualized dividend of $4.32 per common share, an increase of almost 6% over the prior year, and would be the Company's eighth consecutive year with a significant annual dividend increase.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

2018 Guidance

The Company is increasing its 2018 guidance for FFO as adjusted per diluted share to a range of $5.75 to $5.90 from a range of $5.23 to $5.38. In addition, the Company is confirming its 2018 investment spending guidance of a range of $400.0 million to $700.0 million and its 2018 disposition proceeds guidance of a range of $350.0 million to $450.0 million.

FFO as adjusted guidance for 2018 is based on FFO per diluted share of $5.17 to $5.27 adjusted for estimated costs associated with loan refinancing or payoff, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.44 to $3.59 less estimated gain on sale of real estate of a range of $0.24 to $0.29 and the impact of Series C and Series E dilution of $0.08, plus estimated real estate depreciation of $2.05 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2018 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2018	2017
Rental revenue	$128,933	$107,037
Tenant reimbursements	3,991	3,749
Other income	630	692
Mortgage and other financing income	21,414	17,634
Total revenue	154,968	129,112
Property operating expense	7,564	6,350
General and administrative expense	12,324	11,057
Costs associated with loan refinancing or payoff	31,943	5
Interest expense, net	34,337	30,692
Transaction costs	609	57
Depreciation and amortization	37,684	28,077
Income before equity in income from joint ventures and other items	30,507	52,874
Equity in income (loss) from joint ventures	51	(8)
Gain on sale of real estate	—	2,004
Income before income taxes	30,558	54,870
Income tax expense	(1,020)	(954)
Net income	29,538	53,916
Preferred dividend requirements	(6,036)	(5,952)
Net income available to common shareholders of EPR Properties	$23,502	$47,964
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.32	$0.75
Diluted earnings per share data:
Net income available to common shareholders	$0.32	$0.75
Shares used for computation (in thousands):
Basic	74,146	64,033
Diluted	74,180	64,102
EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2018	December 31, 2017
Assets
Rental properties, net of accumulated depreciation of $776,404 and $741,334 at March 31, 2018 and December 31, 2017, respectively	$4,815,137	$4,604,231
Land held for development	33,693	33,692
Property under development	249,931	257,629
Mortgage notes and related accrued interest receivable	819,837	970,749
Investment in direct financing leases, net	58,101	57,903
Investment in joint ventures	5,538	5,602
Cash and cash equivalents	24,514	41,917
Restricted cash	15,640	17,069
Accounts receivable, net	88,750	93,693
Other assets	127,725	109,008
Total assets	$6,238,866	$6,191,493
Liabilities and Equity
Accounts payable and accrued liabilities	$117,583	$136,929
Dividends payable	32,791	30,185
Unearned rents and interest	81,461	68,227
Debt	3,131,437	3,028,827
Total liabilities	3,363,272	3,264,168
Total equity	$2,875,594	$2,927,325
Total liabilities and equity	$6,238,866	$6,191,493

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2018	2017
FFO: (A)
Net income available to common shareholders of EPR Properties	$23,502	$47,964
Gain on sale of real estate	—	(2,004)
Real estate depreciation and amortization	37,464	27,880
Allocated share of joint venture depreciation	58	54
FFO available to common shareholders of EPR Properties	$61,024	$73,894

FFO available to common shareholders of EPR Properties	$61,024	$73,894
Add: Preferred dividends for Series C preferred shares	—	1,941
Diluted FFO available to common shareholders of EPR Properties	$61,024	$75,835

FFO per common share:
Basic	$0.82	$1.15
Diluted	0.82	1.15
Shares used for computation (in thousands):
Basic	74,146	64,033
Diluted	74,180	64,102

Weighted average shares outstanding-diluted EPS	74,180	64,102
Effect of dilutive Series C preferred shares	—	2,053
Adjusted weighted average shares outstanding-diluted	74,180	66,155

Other financial information:
Straight-lined rental revenue	$1,874	$5,051
Dividends per common share	$1.08	$1.02

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide FFO as adjusted as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus costs (gain) associated with loan refinancing or payoff, transaction costs, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and provision for loan losses, and by subtracting gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO and FFO as adjusted are non-GAAP financial measures. FFO and FFO as adjusted do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFOAA per share for the three months ended March 31, 2018. Therefore, the additional 2.1 million and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFOAA per share for the three months ended March 31, 2018. The effect of the conversion of the 5.75% Series C convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares do not result in more dilution to per share results and are therefore not included in the calculation of diluted FFO per share data for the three months ended March 31, 2018.

The conversion of 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months ended March 31, 2017. Therefore, the additional 2.1 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three months ended March 31, 2017. The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted FFO and FFOAA per share data for the three months ended March 31, 2017.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	March 31,
	2018	2017
Net Debt: (B)
Debt	$3,131,437	$2,616,382
Deferred financing costs, net	28,558	28,231
Cash and cash equivalents	(24,514)	(14,446)
Net Debt	$3,135,481	$2,630,167

	Three Months Ended March 31,
	2018	2017
EBITDAre and Adjusted EBITDA:
Net income	$29,538	$53,916
Interest expense, net	34,337	30,692
Income tax expense	1,020	954
Depreciation and amortization	37,684	28,077
Gain on sale of real estate	—	(2,004)
Costs associated with loan refinancing or payoff	31,943	5
Equity in (income) loss from joint ventures	(51)	8
EBITDAre (for the quarter) (C)	$134,471	$111,648

Transaction costs	609	57
Adjusted EBITDA (for the quarter)	$135,080	$111,705

Adjusted EBITDA (1) (D)	$540,320	$446,820

Net Debt/Adjusted EBITDA Ratio	5.80	5.89

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax expense (benefit), depreciation and amortization, gains and losses from sales of depreciable operating properties, impairment losses of depreciable real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. EBITDAre does not represent cash flow from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

(D)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) excluding gain on insurance recovery, retirement severance expense, the provision for loan losses and transaction costs, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.8 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com